Exhibit 10.1

Dawson Geophysical

2014 Annual Incentive Plan

ARTICLE I

OBJECTIVE OF THE PLAN

The purpose of this Dawson Geophysical 2014 Annual Incentive Plan (the “Plan”) is to align the efforts and results of the eligible employees who participate in the Plan (“Participants”) with the financial business objectives of Dawson Geophysical (the “Company”) and provide meaningful reward and recognition to a Participant when the Company and the Participant perform at or above expected levels.

ARTICLE II

PLAN ADMINISTRATION

The Compensation Committee of the Board (hereafter, the “Committee”) will administer and enforce the Plan in accordance with its terms and shall have all powers necessary for those purposes, including, but not limited to, the powers, in its absolute discretion, to:

(i)	Approve the selection of Participants;

(ii)	Interpret all terms and conditions of the Plan;

(iii)	Decide any questions arising as to the application of any provision of the Plan; and

(iv)	Prescribe forms and procedures and make and enforce such rules and regulations for the administration of the Plan as are not inconsistent with the terms set forth herein.

The Committee shall have final authority on all matters and or disputes pertaining to this Plan.

No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee, or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by law.

The Plan is effective October 1, 2013, and shall remain in effect until the Committee deems otherwise. The Plan year is the fiscal year of the Company, and a new Plan year shall commence the first day of each fiscal year.

ARTICLE III

PARTICIPATION

Participation is limited to those employees recommended by the Chief Executive Officer and approved by the Committee each Plan year.

Eligible employees will begin participating in the Plan (and become Participants) on the first of the month following the effective date of Committee approval. To the extent a Participant commences participation in the Plan after the beginning of a Plan year, his or her earned award, if any, will be pro-rated by taking the number of full months of participation in the Plan, and dividing those months by twelve (12). If Committee approval occurs on or after the first business day of the fourth fiscal quarter, eligible employees will begin participating in the Plan (and become Participants) the first day of the next Plan year.

Except with respect to instances where the Plan is terminated pursuant to Article VI, Plan awards will be paid as soon as practical following the end of the Plan year but not later than December 15th (the “Payment Date”).

Participants who are not employed by the Company on the last day of the Plan year, except in the case of death during the calendar year of the Payment Date or termination of employment during the calendar year of the Payment Date due to long-term disability, as determined by the Committee, will forfeit their right to receive an award under the Plan.

Participants who are employed by the Company on the last day of the Plan year, but whose employment is terminated prior to the Payment Date for any reason other than voluntary termination or involuntary termination with “cause”, as defined by the Committee, will be paid their awards, if earned, at the same time that active Participants receive payment of their awards.

In the event of a Participant’s death during the calendar year of the Payment Date or termination during the calendar year of the Payment Date due to long-term disability, as defined by the Committee, his or her earned award will be pro-rated by taking the number of full months of participation in the Plan, and dividing those months by twelve (12). Prorated awards will be paid at the same time that active Participants receive payment of their awards.

ARTICLE IV

PERFORMANCE OBJECTIVES

Prior to or at the beginning of each Plan year, the Committee will:

(i)	Establish Plan performance objectives and targets for the Company and individual Participants, based on such criteria as recommended by the Chief Executive Officer, and

(ii)	Adopt the award formula or matrix that will be used to calculate Plan awards, and

(iii)	Review Plan award calculations and proposed payments and certify in writing the extent of attainment of the Company performance goals used in such calculations prior to communication and distribution to Participants.

ARTICLE V

AWARD CALCULATIONS

Participants will be assigned an incentive award target, calculated as a percentage of year-end base salary, which will be payable if the Company and the Participant achieve targeted performance goals. See Appendix A for a listing of participant award target percentages.

The Company performance multiplier for the target award will be determined based on the attained level of Company EBITDA, which is defined as Earnings Before Interest, Taxes, Depreciation and Amortization, compared to the Company EBITDA level set forth in the annual financial plan that shall be established prior to the Plan year (“Budgeted EBITDA”). If the Company achieves its Budgeted EBITDA target, then 100% of participant award targets will be payable, subject to adjustment for individual performance as described below. If Company EBITDA results are better than or less than Budgeted EBITDA, then the following Schedule will be used to determine the amount of leveraging to apply to participant award targets. Linear interpolation will be used to determine the Company performance multiplier when EBITDA results fall between identified performance tiers in Schedule A.

Schedule A: Company EBITDA Performance Leverage Schedule:

Percent of EBITDA Goal	Company Award
120%	140%
110%	120%
100%	100%
85%	50%
70%	25%
50% or Less	10%

Once the Company-based awards are determined for Participants using Schedule A, those awards are subject to additional adjustment by the CEO, with approval from the Committee, based on the Participant’s individual performance results against plan (See Appendix B for the Individual Goal Sheet). The CEO will use the following Schedule B to determine the amount of adjustment, if any, to the Participant’s Company-based award. The amount of adjustment for individual performance results for the CEO will be determined by the Committee.

Schedule B: Individual Performance Leverage Schedule:

Percent of Performance Goals	Individual Leveraging
Exceeded Goal	100% – 125%
Met Goal	100%
Met Partial Goal	25% – 100%
Did Not Meet Goal	0%

Award Calculation Formula:

The calculation example below assumes a Participant has a base salary of $130,000 with a target award opportunity of 10%. The example assumes that the Company achieved its Budgeted EBITDA target (100% of plan). Additionally, the Participant exceeded each of his individual performance goals and, as a result, the CEO adjusted the Participant’s Company-based award by 125%. Please refer to Schedules A and B above when determining appropriate leverage percentages.

Example:

Base Salary – $130,000

Step 1 – 10% Target Award

Step 2 – 10% x 100% x $130,000 = $13,000 Company Award (Schedule A)

Step 3 – $13,000 x 125% = $16,250 Annual Incentive Award (Schedule B)

ARTICLE VI

ADMINISTRATIVE MATTERS

The Committee reserves the right to amend or terminate the Plan at any time with thirty (30) days written notice to Participants. In the event of a Plan termination during the calendar year of the Payment Date, Plan awards shall be calculated through the date of the Plan termination and payable as soon as practical after the date of Plan termination, but in no event later than the Payment Date. To the extent an award shall become payable as a result of Plan termination, the payment under such award shall be pro-rated by taking the number of full months of the Plan year in which the Plan was in effect, and dividing those months by twelve (12). For the avoidance of doubt, no amounts shall be payable in respect of any Plan termination that occurs in the calendar year that is prior to the calendar year of the Payment Date.

The Committee reserves the right to modify Plan awards for any reason; provided the Committee notifies Participants in writing within a reasonable period of time following its decision.

Unless otherwise determined by the Committee, Plan awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment or transfer, other than by will, beneficiary designation, or by the laws of descent and distribution or, at the time of payment, as mandated by operation of law or legal process.

Nothing contained in this Plan shall confer upon Participants any right to continued employment, nor interfere with the right of the Company to terminate a Participant’s employment from the Company. Participation in the Plan does not confer rights to continued participation in this Plan or participation in other Company compensation programs.

This Plan is intended to provide “short-term deferrals” as described in Treasury Regulation § 1.409A-1(b)(4) under Section 409A of the Internal Revenue Code of 1986, as amended (or successor guidance thereto) (collectively, “Section 409A”), and not to be a “nonqualified deferred compensation plan” for purposes of Section 409A. The Plan shall be administrated and interpreted consistent with that intent.

ARTICLE VII

GOVERNING LAW

The laws of the State of Texas shall govern the validity, construction, performance and effect of the Plan.

IN WITNESS WHEREOF, the parties have executed this Plan on the date written below.

/s/ Gary M. Hoover	11/22/2013
Chairman, Compensation Committee	Date

/s/ Stephen C. Jumper	11/22/2013
President & CEO	Date

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